                                                                    Exhibit 99.1

                                  [LESCO LOGO]

                                  NEWS RELEASE
FOR IMMEDIATE RELEASE
                                   Contact:
                                   Jeffrey L. Rutherford
                                   Sr. Vice President & Chief Financial Officer
                                   LESCO, Inc.
                                   (216) 706-9250

                   LESCO ANNOUNCES SECOND QUARTER 2005 RESULTS
           - COMPANY ANNOUNCES AGREEMENT TO SELL SUPPLY CHAIN ASSETS -

CLEVELAND, Ohio - July 27, 2005 - LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced second quarter and six month results for the period ending June 30, 2005 and the signing of a definitive agreement to sell its supply chain assets and to enter into a long-term supply agreement with Turf Care Supply Corp., an affiliate of Platinum Equity, a global acquisition firm based in Los Angeles.

SECOND QUARTER 2005 RESULTS

Net sales for the three months ended June 30, 2005 increased 4.4% to $190.2 million from $182.2 million in the comparable period a year ago. Lawn Care gross sales grew 9.7% to $154.9 million from $141.2 million in the second quarter of 2004, while Golf gross sales were $37.3 million versus $42.0 million in the same quarter last year. Total Service Center gross sales increased 12.1% to $142.0 million from $126.7 million, while same-store Service Center sales grew 8.3%.

Gross profit on sales (defined as product margin less distribution costs) increased to 26.8% of net sales, or $50.9 million, compared to 25.8% of net sales, or $47.0 million, in the second quarter of 2004.

Product margin was $68.0 million, or 35.8% of net sales, versus $62.3 million, or 34.2% of net sales, in the same quarter last year, and was driven by better sell-through on seed and combination products. Distribution expense rose to $17.1 million, or 9.0% of net sales, from $15.3 million, or 8.4% of net sales, in the comparable period in 2004, as higher fuel costs, along with the Company's larger store base and wider network of distribution end points, negatively impacted year-over-year results.

Michael P. DiMino, President and Chief Executive Officer, stated, "I am pleased by the solid effort of the entire LESCO team to drive such strong results in our Service Center and Lawn Care business. Additionally, after fully evaluating our business model, we believe our greatest opportunity for growth and the highest level of return to our stakeholders will be achieved

                                                                    Exhibit 99.1


through our commitment of capital resources to our Service Centers and Stores-on-Wheels businesses."

Selling expense was $24.3 million, or 12.8% of net sales, versus $22.9 million, or 12.6% of net sales, in the second quarter of 2004. Approximately $0.8 million is attributable to incremental operating costs for Service Centers opened in 2004 and 2005, while $0.5 million is related to new direct marketing initiatives, severance costs for sales management and related support staff, as well as the accelerated migration to an expanded Stores-on-Wheels(R) program. General and administrative expense was $6.3 million, or 3.3% of net sales, versus $6.6 million, or 3.6% of net sales, in the same quarter last year.

Earnings before income tax increased 10.8% to $15.8 million in the second quarter of 2005 from $14.2 million in the second quarter of 2004, an improvement of 50 basis points to 8.3% of net sales. For the second quarter of 2005, the Company reported on generally accepted accounting principles (GAAP) basis net income of $15.8 million, or $1.71 per diluted share, compared to net income of $14.2 million, or $1.58 per diluted share last year. The second quarter 2005 results were reduced by $0.03 per diluted share for settlement costs related to the termination of its supply agreement with KPAC Holdings, Inc. (KPAC).

The Company's GAAP results do not reflect a tax provision related to the Company's second quarter 2005 and second quarter 2004 earnings before income tax because of the required accounting treatment for LESCO's deferred tax assets. Assuming a 39% tax rate, which LESCO typically utilizes to evaluate year-over-year performance, net income would have been reduced by $0.67 per diluted share for the second quarter 2005 and $0.61 per diluted share for the second quarter 2004.

FIRST SIX MONTHS 2005 RESULTS

Net sales for the six months ended June 30, 2005 increased 1.4% to $288.3 million from $284.2 million in the comparable period a year ago. For the first six months of 2005, Lawn Care gross sales expanded 5.4% to $239.2 million from $226.9 million for the same period of 2004, while Golf gross sales were $52.8 million versus $59.2 million for the first six months in 2004. Same-store Service Center sales results rose 3.9%.

Gross profit increased to $74.3 million, or 25.8% of net sales, from $70.6 million, or 24.8% of net sales, in the first half of 2004. Earnings before income taxes were $5.1 million for the first six months, or 1.8% of sales, compared to $6.6 million, or 2.3% of sales, for the same period in 2004. For the first half of 2005, the Company reported GAAP basis net income of $5.1 million, or $0.55 per diluted share, compared to net income of $6.3 million, or $0.70 per diluted share, last year. The first half 2005 results were reduced $0.03 per diluted share for settlement costs paid to KPAC. Assuming a tax rate of 39%, net income would have been reduced by $0.21 per diluted share for the first six months of 2005 and $0.25 per diluted share for the first six months of 2004.

NEW SERVICE CENTERS

LESCO opened ten new Service Centers during the second quarter of 2005 in areas where the Company already had a market presence. On June 30, 2005, there were 285 Service Centers in operation, versus 272 at the end of the second quarter of 2004. The 59 Service Centers opened

                                                                    Exhibit 99.1


from 2003 through the second quarter of 2005 generated net sales of $17.0 million for the quarter and four-wall, pre-tax income of $1.4 million. These 59 Service Centers generated net sales of $24.0 million for the first six months of 2005 and four-wall, pre-tax income of $0.5 million.

SALE OF SUPPLY CHAIN ASSETS

On July 26, 2005, the Company signed a definitive agreement, subject to the satisfaction of customary closing conditions, to sell substantially all of its supply chain assets along with its consumable products inventory stored at those locations including fertilizer, seed, control products, combination products, pest control and related products. The supply chain assets to be sold are composed of all four of LESCO's blending facilities and the majority of the Company's warehouse and distribution centers.

Turf Care Supply Corp. will pay the Company a cash purchase price equal to the value of the inventory at closing. The Company expects to harvest approximately $25.0 million in cash after settling all requirements associated with the transaction including the outstanding accounts payable due to vendors for the inventory. The Company anticipates the proceeds to be returned to shareholders in the form of a stock repurchase plan, tender offer, or special one-time dividend to be determined by LESCO's Board of Directors. The transaction is expected to close by the end of October 2005 and the Company expects a pre-tax charge associated with the proposed transaction of $27.0 million to $30.0 million.

Concurrent with and subject to the execution of the sale agreement, the Company will enter into a long-term supply contract that includes negotiated pricing terms and built-in cost incentives.

Mr. DiMino continued, "We have selected an elite business partner that we believe has the capital and the resources to leverage the production and distribution capacity of our supply chain network over the long-term. We continue to believe in our long-term strategic direction and expect that the continued expansion of our Stores-on-Wheels and Service Centers, along with other margin enhancing initiatives, including the right-sizing of our cost structure, will provide increased earnings in 2006."

OPERATING CASH FLOW AND BALANCE SHEET

As of June 30, 2005, LESCO's total debt was $3.8 million and consisted of $3.0 million in revolving bank debt along with a $0.8 million interest free, forgivable loan from the City of Cleveland, Ohio. This compares to total debt of $5.9 million as of June 30, 2004. The Company also reported a June 30, 2005 cash and cash equivalent balance of $8.5 million versus $26.9 million at the same time last year.

FULL YEAR 2005 GUIDANCE

The Company adjusted guidance for 2005 full-year revenue growth to range from 1.0% to 2.5%, with an 8.0% to 9.0% increase in Service Center sales. The sales of Other Selling Locations are expected to decline approximately $22.0 to $25.0 million related to the acceleration of the Company's strategy to reduce its sales representative model and to concentrate on the higher profit Service Center and Stores-on-Wheels models. For the full year, the Company estimates a

                                                                    Exhibit 99.1



diluted EPS range of $0.74 to $0.82 before the $27.0 to $30.0 million expected charge associated with the supply chain transaction. Assuming a 39% tax rate, the Company estimates a diluted EPS range of $0.45 to $0.50 which includes a $0.03 effect from the settlement of our dispute with KPAC.

Mr. DiMino concluded, "Our historical direct golf business can be bifurcated between a high margin Stores-on-Wheels model and a low margin sales representative model. Consistent with our commitment to invest capital in our high growth, high return store model, we made the decision during the first quarter to convert the resources of our sales representative model to our Stores-on-Wheels model. The disbanding of our sales representative model included the conversion of these individuals to regional manager or Stores-on-Wheels positions. Unfortunately, the execution of this program was less than we desired, resulting in a golf sales decline greater than we had expected. We continue to manage this company and make the changes necessary to create long-term value for our shareholders."

As part of the Company's refined strategy of opening new Service Centers throughout the entire year, the Company expects to open approximately 30 to 35 in 2005, with 9 to 10 openings in the third quarter 2005.

This outlook is based upon various assumptions, which include industry trends and internal expectations, including, but not limited to the following: 1) the opening of up to 35 new Service Centers in 2005, 2) gross profit, including distribution costs, of 24.7% to 25.0%, 3) selling expense continuing to increase to approximately 17.0% of net sales due to new Service Centers, 4) merchant discount expense of approximately 1.9% of net sales related to the outsourcing of the Company's accounts receivable program, 5) general and administrative expenses flat on a comparable basis, 6) average borrowings being $10.0 million at an effective interest rate cost of approximately 7%, 7) an income tax rate of 39%, 8) no material change in the products or services offered at the Company's locations as of December 31, 2004 or in the terms or procedures for offering such products and services, and 9) no material adverse results from any litigation or regulatory proceedings against the Company, either currently existing or that may arise in the future.

CONFERENCE CALL

The Company will host a conference call and webcast with investors, analysts and other interested parties today at 4:30 p.m. (Eastern). Hosting the call will be Michael P. DiMino, President and Chief Executive Officer, and Jeffrey L. Rutherford, Sr. Vice President, Chief Financial Officer. The live call can be accessed by dialing 1-866-831-6234, passcode 71850317. Participants should register at least fifteen minutes prior to the commencement of the call. The conference call will also include a question and answer session. Management's slide presentation will be available for downloading beginning today at 4:00 p.m. at LESCO's web site, www.lesco.com.

Additionally, a live webcast will be available to interested parties at www.lesco.com. Participants should allow at least fifteen minutes prior to the commencement of the call to register, download and install necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company's corporate web site where a link will be provided on the "Home" page.

                                                                    Exhibit 99.1


LESCO's culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the conclusion of the event on LESCO's web site.

ABOUT LESCO, INC.

LESCO serves more than 130,000 customers worldwide, through 285 LESCO Service Center(R) locations, 110 LESCO Stores-on-Wheels vehicles, the Internet, and other direct sales efforts, all of which are serviced by the support of eight distribution hubs. Additional information about LESCO can be found on the Internet at www.lesco.com.

Statements in this news release under the heading 2005 Guidance and other statements relating to sales and earnings expectations, new Service Center openings and profitability, and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable; the Company's ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company's systems; the Company's ability to transition quickly and effectively from a golf sales representative model to a Stores-on-Wheels model; competitive factors in the Company's business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the Company's ability to close its proposed transaction with Turf Care Supply Corp. an affiliate of Platinum Equity LLC regarding its supply chain assets; the Company's ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affect the cost of delivery of products; changes in existing law; the Company's ability to effectively manufacture, market and distribute new products; the success of the Company's operating plans; any litigation or regulatory proceedings against the Company; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company's Securities and Exchange Commission reports, including but not limited to its Form 10-K for the year ended December 31, 2004.

                                                                    Exhibit 99.1


                CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED



                                                       THREE MONTHS ENDED JUNE 30,             SIX MONTHS ENDED JUNE 30,
                                                 --------------------------------------  ---------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)          2005              2004               2005                    2004
                                                 --------------------------------------  ---------------------------------

Net sales                                        $   190,201         $   182,189         $   288,255         $   284,233
    Cost of product                                 (122,224)           (119,928)           (187,237)           (188,396)
    Distribution cost                                (17,061)            (15,298)            (26,750)            (25,268)
                                                 -----------         -----------         -----------         -----------

Gross profit on sales                                 50,916              46,963              74,268              70,569

    Selling expense                                  (24,296)            (22,911)            (48,107)            (44,635)
    General & administrative expense                  (6,271)             (6,603)            (14,039)            (13,982)
    Merchant discounts and provision for
         doubtful accounts                            (3,803)             (2,554)             (5,853)             (4,181)
    Pre-opening expense                                 (491)               (597)               (648)               (910)
    Vendor contract termination                         (464)               --                  (464)               --
    Other expense                                       --                   (90)                (37)                (78)
    Other income                                         283                 139                 398                 306
                                                 -----------         -----------         -----------         -----------

Earnings before interest and taxes                    15,874              14,347               5,518               7,089
Interest expense, net                                   (124)               (136)               (441)               (491)
                                                 -----------         -----------         -----------         -----------
Earnings before taxes                                 15,750              14,211               5,077               6,598
Income tax (provision) benefit:
    Current                                             --                  (905)               --                (1,245)
    Deferred                                          (4,314)             (4,637)               (774)             (1,328)
    Change in valuation allowance                      4,314               5,542                 774               2,233
                                                 -----------         -----------         -----------         -----------
                                                        --                  --                  --                  (340)

Net income                                       $    15,750         $    14,211         $     5,077         $     6,258
                                                 ===========         ===========         ===========         ===========

Earnings per share of common stock:
    Diluted                                      $      1.71         $      1.58         $      0.55         $      0.70
                                                 ===========         ===========         ===========         ===========
    Basic                                        $      1.77         $      1.63         $      0.57         $      0.72
                                                 ===========         ===========         ===========         ===========

Average number of common shares and
    common share equivalents outstanding:
    Diluted                                        9,195,080           8,975,352           9,169,482           8,914,320
                                                 ===========         ===========         ===========         ===========
    Basic                                          8,887,944           8,697,694           8,853,033           8,687,601
                                                 ===========         ===========         ===========         ===========

                                                                    Exhibit 99.1



                                  LESCO, INC.
                          CONSOLIDATED BALANCE SHEETS

(DOLLARS IN THOUSANDS)                                       JUNE 30, 2005    JUNE 30, 2004  DECEMBER 31, 2004
                                                             -------------------------------------------------
                                                             (UNAUDITED)       (UNAUDITED)        (AUDITED)
                                                             -------------    -------------    ---------------
CURRENT ASSETS:
  Cash and cash equivalents                                   $   8,495         $  26,914         $   8,101
  Accounts receivable                                            13,938            12,839            16,931
  Inventories                                                   133,859           118,543           100,582
  Other                                                           2,546             2,864             3,126
                                                              ---------         ---------         ---------
    TOTAL CURRENT ASSETS                                        158,838           161,160           128,740
Property, plant and equipment, net                               25,290            28,192            26,019
Other                                                             1,155             2,374             1,234
                                                              ---------         ---------         ---------
                                                              $ 185,283         $ 191,726         $ 155,993
                                                              =========         =========         =========

CURRENT LIABILITIES:
  Accounts payable                                            $  88,510         $  88,511         $  56,371
  Accrued liabilities                                            18,087            18,836            24,184
  Revolving credit facility                                       2,979              --               7,303
                                                              ---------         ---------         ---------
    TOTAL CURRENT LIABILITIES                                   109,576           107,347            87,858

Long-term debt                                                      750             5,875              --
Deferred - other                                                  1,804               509             1,612

SHAREHOLDERS' EQUITY:
  Common shares--without par value--
    19,500,000 shares authorized; 8,873,180 shares
    issued and outstanding at June 30, 2005; 8,697,694
    shares issued and outstanding at June 30, 2004 and
    December 31, 2004                                               886               870               870
  Paid-in capital                                                37,384            34,934            34,846
  Retained earnings                                              36,714            43,521            31,637
  Unearned compensation                                          (1,831)           (1,330)             (830)
                                                              ---------         ---------         ---------
    TOTAL SHAREHOLDERS' EQUITY                                   73,153            77,995            66,523
                                                              ---------         ---------         ---------

                                                              $ 185,283         $ 191,726         $ 155,993
                                                              =========         =========         =========


                                                                    Exhibit 99.1

                                   LESCO, INC
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              FOR THE SIX MONTHS ENDED JUNE 30,
(DOLLARS IN THOUSANDS)                                                              2005            2004
                                                                                -------------   -------------
OPERATING ACTIVITIES:
   Net Income                                                                    $     5,077     $     6,258
   Adjustments to reconcile net income to net cash (used in)
   provided by operating activities:
      Depreciation                                                                     3,302           3,716
      Amortization of deferred financing fees and other                                   79              85
      Decrease in accounts receivable                                                  2,993           1,225
      Sale of accounts receivable                                                          -           5,214
      Increase in inventories                                                        (33,277)        (24,963)
      (Gain) loss on sale of fixed assets                                                (92)             76
      Increase in accounts payable                                                    25,552          40,795
      Amortization of unearned compensation                                              395             324
      (Increase) decrease in current income tax                                         (150)          3,984
      (Decrease) increase in other current items                                      (5,236)          1,271
                                                                                  ----------      ----------
   NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                                (1,357)         37,985

INVESTING ACTIVITIES:
   Proceeds on the sale of fixed assets                                                  235           1,592
   Purchase of property, plant and equipment                                          (2,655)         (2,095)
                                                                                  ----------      ----------
   NET CASH USED IN INVESTING ACTIVITIES                                              (2,420)           (503)

FINANCING ACTIVITIES:
   (Increase) decrease in overdraft balances                                           6,587          (2,675)
   Proceeds from borrowings                                                          338,268         295,059
   Reduction of borrowings                                                          (341,842)       (310,600)
   Exercised stock options, net of treasury shares                                     1,158             143
                                                                                  ----------      ----------
   NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                 4,171         (18,073)
                                                                                  ----------      ----------

Net change in cash and cash equivalents                                                  394          19,409
Cash and cash equivalents - Beginning of the period                                    8,101           7,505
                                                                                  ----------      ----------
   CASH AND CASH EQUIVALENTS - END OF THE PERIOD                                 $     8,495     $    26,914
                                                                                  ==========      ==========

Supplemental disclosure of cash flow information:
   Interest paid, including letters of credit and unused facility fees           $      (507)    $      (479)
                                                                                  ==========      ==========
   Income taxes refunded                                                         $        72     $     3,584
                                                                                  ==========      ==========

                                                                    Exhibit 99.1

                                   LESCO, INC
           SALES BY CUSTOMER SECTOR AND TRANSACTING SELLING LOCATIONS

                                                           THREE MONTHS ENDED JUNE 30,
                      -------------------------------------------------------------------------------------------------------
                                      2005                                 2004                          % CHANGE
                      -------------------------------------- ---------------------------------- -----------------------------
                                        OTHER                               OTHER                            OTHER
                        SERVICE        SELLING                 SERVICE     SELLING               SERVICE    SELLING
(DOLLARS IN MILLIONS)   CENTERS       LOCATIONS     TOTAL      CENTERS    LOCATIONS    TOTAL     CENTERS  LOCATIONS    TOTAL
                      ------------ --------------- --------- ---------- ------------- --------- --------- ---------- --------
Lawn care            $      129.9 $          25.0 $   154.9 $    116.1 $        25.1 $  141.2     11.9%       -0.4%     9.7%

Golf                         12.1            25.2      37.3       10.6          31.4     42.0      14.2      (19.7)   (11.2)
                      ------------ --------------- --------- ---------- ------------- --------- --------- ---------- --------

Gross sales          $      142.0 $          50.2 $   192.2 $    126.7 $        56.5 $  183.2     12.1%      -11.2%     4.9%
                      ============ =============== ========= ========== ============= ========= ========= ========== ========
Agency sales
                                                      (0.7)                             (0.4)                           75.0

Freight revenue                                         0.4                               0.5                         (20.0)

Customer discounts, rebates and sales adjustments     (1.7)                             (1.1)                           54.5
                                                   ---------                          --------                     ----------

Net sales                                         $   190.2                          $  182.2                           4.4%
                                                   =========                          ========                     ==========








                                                            SIX MONTHS ENDED JUNE 30,
                      -------------------------------------------------------------------------------------------------------
                                      2005                                 2004                          % CHANGE
                      -------------------------------------- ---------------------------------- -----------------------------
                                        OTHER                               OTHER                            OTHER
                        SERVICE        SELLING                 SERVICE     SELLING               SERVICE    SELLING
(DOLLARS IN MILLIONS)   CENTERS       LOCATIONS     TOTAL      CENTERS    LOCATIONS    TOTAL     CENTERS  LOCATIONS    TOTAL
                      ------------ --------------- --------- ---------- ------------- --------- --------- ---------- --------
Lawn care            $     194.8  $          44.4 $  239.2  $   181.3  $       45.6  $  226.9      7.4%       -2.6%      5.4%

Golf                        16.3             36.5     52.8       14.4          44.8      59.2     13.2       (18.5)    (10.8)
                      -----------  --------------- -------- ----------  ------------  ---------------------------------------

Gross sales          $     211.1  $          80.9 $  292.0  $   195.7  $       90.4  $  286.1      7.9%      -10.5%      2.1%
                      ===========  =============== ======== ==========  ============  =======================================
Agency sales                                          (1.0)                              (0.4)                         150.0

Freight revenue                                        0.6                                0.8                          (25.0)

Customer discounts, rebates and sales adjustments    (3.3)                               (2.3)                          43.5
                                                   --------                           --------                     -----------

Net sales                                         $  288.3                           $  284.2                            1.4%
                                                   ========                           ========                     ===========

                                                                    Exhibit 99.1

                                  LESCO, Inc.
                   SERVICE CENTER RESULTS BY YEAR OF OPENING

                                                              FOR THE THREE MONTHS ENDED JUNE 30,
                                 ---------------------------------------------------------------------------------------------------
                                                        2005                                                  2004
                                 ------------------------------------------------------    -----------------------------------------
(DOLLARS IN THOUSANDS)           CLASS OF 2005  CLASS OF 2004  CLASS OF 2003               CLASS OF 2004  CLASS OF 2003
                                 (11 STORES)   (27 STORES)    (21 STORES)      TOTAL       (25 STORES)    (21 STORES)     TOTAL
                                 ------------------------------------------------------    ---------------------------------------
Sales                          $    822       $  8,562       $  7,594       $ 16,978       $  4,318       $  6,283       $ 10,601
Cost of product                    (546)        (5,577)        (4,961)       (11,084)        (2,928)        (4,253)        (7,181)
Distribution cost                   (89)          (359)          (348)          (796)          (277)          (266)          (543)
                               --------       --------       --------       --------       --------       --------       --------

Gross profit on sales               187          2,626          2,285          5,098          1,113          1,764          2,877
Selling expense                    (509)        (1,340)        (1,122)        (2,971)        (1,050)        (1,080)        (2,130)
Merchant discount expense           (14)          (135)          (121)          (270)           (56)           (83)          (139)

Pre-opening expense                (491)          --             --             (491)          (597)          --             (597)
                               --------       --------       --------       --------       --------       --------       --------

(Loss) income before
  interest and taxes           $   (827)      $  1,151       $  1,042       $  1,366       $   (590)      $    601       $     11
                               ========       ========       ========       ========       ========       ========       ========

                                                                FOR THE SIX MONTHS ENDED JUNE 30,
                               -----------------------------------------------------------------------------------------------------
                                                 2005                                                           2004
                               ----------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)         CLASS OF 2005  CLASS OF 2004  CLASS OF 2003                 CLASS OF 2004  CLASS OF 2003
                               (11 STORES)    (27 STORES)    (21 STORES)       TOTAL       (25 STORES)    (21 STORES)     TOTAL
                               -------------------------------------------------------     ----------------------------------------
Sales                          $    862       $ 11,953       $ 11,205       $ 24,020       $  4,768       $  9,240       $ 14,008
Cost of product                    (574)        (7,898)        (7,400)       (15,872)        (3,230)        (6,259)        (9,489)
Distribution cost                   (96)          (573)          (553)        (1,222)          (376)          (434)          (810)
                               --------       --------       --------       --------       --------       --------       --------

Gross profit on sales               192          3,482          3,252          6,926          1,162          2,547          3,709
Selling expense                    (583)        (2,652)        (2,159)        (5,394)        (1,279)        (2,126)        (3,405)
Merchant discount expense           (15)          (175)          (174)          (364)           (62)          (123)          (185)

Pre-opening expense                (648)          --             --             (648)          (910)          --             (910)
                               --------       --------       --------       --------       --------       --------       --------

(Loss) income before
  interest and taxes           $ (1,054)      $    655       $    919       $    520       $ (1,089)      $    298       $   (791)
                               ========       ========       ========       ========       ========       ========       ========

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